Exhibit 10.91

FIRST AMENDMENT TO
PROSPECT MEDICAL HOLDINGS, INC.
1998 STOCK OPTION PLAN

1.                                       The purpose of this First Amendment to the 1998 Stock Option Plan (the “Plan”) of Prospect Medical Holdings, Inc. (the “Company”), effective as of May 1, 2002, is to amend the Plan to provide for a continuous pool of 1,200,000 shares of the Company’s common stock for allocation to previously issued and outstanding stock option awards under the Plan and future stock option grants of the Company under the Plan.  Options which have terminated, whether by forfeiture or otherwise, or alternatively have been exercised, no longer have shares allocated to them and therefore do not count against the 1,200,000 pool amount.   The 1,200,000 pool amount is to consist at all times of the aggregate of (i) the number of shares which correspond to options previously issued and which options remain outstanding (i.e. not terminated or exercised) under the Plan (the “Outstanding Option Grants”), and (ii) the number of shares derived by subtracting the Outstanding Option Grants from 1,200,000 shares (the “Available Future Option Grants”).

2.                                       By way of formal adoption and approval of the amendments described above, the following specific amendments to the Plan are hereby made.

(a)          Paragraph 2.1 of the Plan is hereby amended in its entirety as follows:

“2.1  Number of Shares Available.  Subject to Section 13, the total number of Shares reserved and available for grant and issuance pursuant to the Plan shall be that number of shares derived by subtracting (i) the number of shares which correspond to stock options previously issued by Prospect, pursuant to the Plan, and which remain outstanding (the “Outstanding Option Grants”) from (ii) 1,200,000 total shares (the “Available Future Option Grants”); provided, however that the maximum number of Shares that may be issued under the Plan to each Participant who is subject to Section 162(m) of the Code shall be limited to 750,000 Shares.  Subject to Section 13, Shares reserved for issuance pursuant to Options granted under this Plan shall again be available for grant and issuance, in connection with future Options granted under the Plan, in the event that they: (a) are subject to issuance upon exercise of an Option, but cease to be subject to such Option for any reason, other than exercise of such Option, (b) are subject to an Option that otherwise terminates without such Shares being issued and for which the Participant did not receive any benefits of ownership, or (c) are subject to an Option that is  exercised by the Participant; provided, however that in no event shall the total number of Outstanding Option Grants and Available Future Option Grants exceed 1,200,000 shares of the Company’s common stock”.

(b)         Section 14 of the Plan is hereby amended in its entirety as follows:

“14.   Adoption and Stockholder Approval.

The Plan shall become effective on the date that it is adopted by the Board (the “Effective Date”).  Amendments to the Plan (“Amendments”) shall become effective on the date that they are adopted by the Board (the “Amendment Effective Date”).  The Company shall submit any Amendments for approval by the stockholders of the Company at the next annual meeting of stockholders of the Company or pursuant to written stockholder consent to the extent necessary to comply with any required consent requirements contained in Section 16 of the Plan and/or as may be required by applicable law in order to obtain the advantages under NASD, Internal Revenue Service, SEC, and/or other regulations that approval of stockholders may bestow”.

3.               Except as above provided, the Plan shall remain unchanged and shall remain in full force and effect.